Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES ADDITIONAL AUTHORIZATION UNDER SHARE REPURCHASE PROGRAM, AN INCREASE IN ITS QUARTERLY CASH DIVIDEND AND VOTING RESULTS
FOR ITS 2019 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 2, 2019) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an additional $200.0 million under its existing share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices. This amount adds to the $49.2 million remaining under its existing authorization as of May 1, 2019, bringing its total authorization available to $249.2 million.

The Company also announced that the Board has declared a quarterly cash dividend of $0.55 per share, a 22% increase over the previous quarterly dividend amount of $0.45 per share. The dividend is payable on May 31, 2019 to stockholders of record on May 17, 2019. As of May 1, 2019, there were 39,772,682 shares of common stock outstanding.

At POOLCORP’s Annual Meeting of Stockholders on May 1, 2019, stockholders elected Andrew W. Code, Timothy M. Graven, Debra S. Oler, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.

The voting results on the other proposals for this year’s meeting are as follows:

▪	ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019; and

▪	approval of the compensation of our named executive officers as disclosed in our Proxy Statement (the advisory say-on-pay vote).

At the annual meeting, Mr. Stokely, Chairman of the Board, commented, “The Board is grateful for the trust and confidence that the shareholders place in us. As we look forward to the upcoming year, we are committed to working harder, working smarter and working together to enhance shareholder value and further Pool Corporation’s mission.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 370 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2018 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com